Exhibit 99






                                 Farmer Mac News

FOR IMMEDIATE RELEASE                                           CONTACT
January 23, 2006                                                Mary K. Waters
                                                                202-872-7700

                              Farmer Mac Announces
                   Guarantee of $500 Million of Agricultural
                         Mortgage-Backed Notes Due 2011

     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A), announced today that on Friday, January 20, it issued its guarantee on $500 million of Guaranteed Notes, bringing its total outstanding program volume to approximately $5.8 billion, This transaction increases Farmer Mac's total outstanding program volume by approximately 9.5 percent. The Notes are secured by an obligation of Metropolitan Life Insurance Company ("Metropolitan Life") that is, in turn, secured by Farmer Mac-eligible agricultural real estate mortgage loans. .

     This transaction is a product of Farmer Mac's ongoing diversification of its marketing focus to include transactions that emphasize high asset quality, with greater protection against adverse credit performance and commensurately lower compensation for the assumption of credit risk and administrative costs, resulting in marginal returns on equity equal to or better than its current net return on equity, as discussed in Farmer Mac's Form 10-Q for third quarter 2005.

     The transaction was structured as an offering, under Rule 144A under the Securities Act of 1933, as amended, only to U.S. and non-U.S. qualified institutional buyers. The Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. The Notes may only be reoffered, sold or transferred pursuant to Rule 144A to qualified institutional buyers and an exemption from applicable state securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

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